Exhibit 23.2

中正達會計師事務所 Centurion ZD CPA & Co. Certified Public Accountants (Practising)
Unit 1304, 13/F, Two Harbourfront, 22 Tak Fung Street, Hunghom, Hong Kong. 香港紅磡 德豐街22號 海濱廣場二期 13樓1304室 Tel 電話: (852) 2126 2388 Fax 傳真: (852) 2122 9078

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the use in this Registration Statement Form F-3 of Urban Tea, Inc. of our report dated November 14, 2018 relating to the consolidated financial statements and schedule of Urban Tea, Inc. as of June 30, 2018, 2017 and 2016, and for each of the years in the three-year period ended June 30, 2018, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Centurion ZD CPA & Co.
Centurion ZD CPA & Co.
Certified Public Accountants
Hong Kong, August 27, 2019